SUB-DISTRIBUTION AGREEMENT

This SUB-DISTRIBUTION AGREEMENT (“Agreement”) is entered into on and effective as of April 1, 2024 (the “Effective Date”) by and among AMG Distributors, Inc. (“AMGD”), a Delaware corporation, and Pantheon Securities, LLC (“Pantheon”), a Delaware limited liability company.

WHEREAS, AMGD is a registered broker-dealer with the Securities and Exchange Commission (“SEC”) and Financial Industry Regulatory Authority (“FINRA”);

WHEREAS, AMGD acts as the distributor to AMG Pantheon Credit Solutions Fund, a Delaware statutory trust (the “Fund”), pursuant to the Distribution Agreement dated as of April 1, 2024 (as such agreement may be amended from time to time, the “Distribution Agreement”);

WHEREAS, the Fund is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company, and offers for sale to the public shares of beneficial interest (the “Shares”) issued by the Fund, which Shares have been registered under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms and conditions set forth in the prospectus (the “Prospectus”) and statement of additional information (the “Statement of Additional Information”) included in the Fund’s registration statement on Form N-2 (the “Registration Statement”), as such documents may be amended from time to time;

WHEREAS, the Distribution Agreement permits AMGD to retain the services of a sub-distributor to provide services under the Distribution Agreement to the Fund;

WHEREAS, AMGD wishes to appoint Pantheon to serve as the sub-distributor for the continuous public offering of Shares issued by the Fund (the “Offering”), including, without limitation, through financial intermediaries, such as registered investment advisers, broker-dealers and other intermediaries engaged by AMGD or Pantheon (the “Financial Intermediaries”) to facilitate the offering of the Fund;

WHEREAS, Pantheon desires to accept such appointment, and to serve as sub-distributor and provide the services described in this Agreement in connection therewith; and

NOW, THEREFORE, in consideration of the mutual promises and intending to be legally bound, the parties hereby agree as follows:

1. Appointment of Sub-Distributor

(a) AMGD hereby appoints Pantheon as a sub-distributor to introduce the Fund to Financial Intermediaries and other potential investors in connection with the Offering to “accredited investors” within the meaning of Regulation D under the Securities Act (the “Investors”), in a manner consistent with the terms of the Prospectus.

(b) Pantheon hereby accepts its appointment as sub-distributor of the Fund to certain Financial Intermediaries and to potential Investors as described in Section 1(a). Pantheon will act on a “best efforts” basis and is not obligated to sell any Shares or to purchase any Shares for its own account. Pantheon will not have any authority to enter into transactions on behalf of the Fund, to accept Investors on behalf of the Fund, or to require the Fund to enter into any transactions.

(c) AMGD will provide, or will cause the Fund to provide, Pantheon with information relevant to the Fund and the Offering that Pantheon reasonably deems necessary or advisable in order to permit Pantheon to provide its services hereunder, including any Prospectus. Pantheon also agrees to make available to Financial Intermediaries and to potential Investors additional material, data or other information relating to the Fund and its investment advisor as they may reasonably request, provided that Pantheon possesses the same or is able to obtain it without expending unreasonable effort or incurring unreasonable expense, and provided that such information is not confidential information of Pantheon, the Fund or any third party such as an underlying portfolio fund or manager.

(d) Pantheon will promptly forward to AMGD any non-routine communications received from any securities or other regulatory authority in any jurisdiction relating to the Offering, and promptly notify AMGD of any claim, action, suit or proceeding to which Pantheon is made a party relating to the Offering. Similarly, AMGD will promptly forward to Pantheon any such communication received by AMGD during such period, and AMGD agrees to notify Pantheon promptly of any such claim, action, suit or proceeding to which AMGD becomes a party relating to the Offering.

(e) Pantheon will not conduct the Offering by means of any marketing materials or representations (including materials delivered electronically) unless such materials or representations have been previously approved by AMGD. In addition, Pantheon will conduct the Offering in a manner consistent with the Prospectus, the written instructions of AMGD and any applicable legal requirements.

(f) Pantheon’s arrangements with AMGD pursuant to this Agreement shall be disclosed by Pantheon to Financial Intermediaries and potential Investors to the extent required to ensure compliance with applicable securities laws.

(g) Pantheon shall not, directly or indirectly, pay or award any finder’s fees, commissions or other compensation to any Financial Intermediary engaged by an Investor for investment advice to induce such advisor to advise or recommend the purchase of Shares; provided, however, the normal sales commissions payable to a registered broker-dealer or other properly licensed person for selling Shares shall not be prohibited hereby. Except as set forth in this Agreement, Pantheon shall not, in its capacity as sub-distributor, accept any direct or indirect compensation of any kind from any person or entity other than AMGD in connection with the Offering without the prior written consent of AMGD.

(h) Pantheon shall be responsible for ensuring that all selling activity by Pantheon with Financial Intermediaries and potential Investors in the Fund is made solely by duly licensed registered representatives of Pantheon. Pantheon shall be responsible for supervising the activities of such representatives and ensuring their compliance with applicable laws and regulations.

(i) Each party hereto will promptly provide the other party hereto any and all information reasonably requested by any such party in connection with the performance of this Agreement, to confirm compliance with such party’s policies and procedures as in effect from time to time, and as may be required by any applicable regulatory requirements, including without limitation with respect to any examinations, investigations or other inquiries by any regulatory or quasi-regulatory body.

2. Fees and Expenses

(a) In return for the services provided by Pantheon pursuant to this Agreement:

(i) AMGD agrees to pay to Pantheon the fees, as set forth on Schedule A from time to time.

(ii) Shares may be sold by Pantheon only at prices and terms described in the then current Prospectus or Statement of Additional Information relating to the Shares. To facilitate sales, AMGD will furnish Pantheon with the net asset value of the Shares promptly after each calculation thereof. If sales charges are described in the then-current Prospectus of the Fund, as amended or supplemented, Pantheon shall be entitled to receive such sales charges on Shares sold by Pantheon. Pantheon may reallow all or a part of any such sales charges to such brokers, dealers, or other persons as Pantheon may determine.

3. Pantheon’s Representations, Warranties and Undertakings

Pantheon represents and warrants to AMGD and undertakes as follows:

(a) Pantheon has complied, and will comply, with all applicable laws, rules and regulations of any jurisdiction in which Pantheon undertakes any activities related to the Offering. Without limiting the generality of the foregoing:

(i) Pantheon will promptly obtain and maintain all necessary consents, permits, licenses and other authorizations (together, “Authorizations”) required to conduct Pantheon’s business in any jurisdiction or in order to perform its services hereunder. Pantheon will provide to AMGD, upon request, a copy of any such Authorization.

(ii) Pantheon is registered as a broker-dealer with the SEC, and under the “blue sky” law of each state with which it is required to be so registered and is a member in good standing of FINRA, and shall operate only through its duly licensed registered representatives. Pantheon further represents and warrants that it is registered or qualified in all capacities and jurisdictions required by reason of this Agreement. Pantheon shall remain so registered during the term of this Agreement.

(iii) Pantheon shall comply fully with the terms and conditions set forth in the Prospectus for the Fund and with all applicable statutes, rules and regulations in each jurisdiction in which the Financial Intermediaries are located, and with all applicable laws and regulations, including, without limitation, all applicable securities, commodities, anti-money laundering and tax laws. Pantheon has obtained all required governmental and regulatory licenses, registrations and approvals as may be necessary for it to act as described hereunder and in the Prospectus for the Fund.

(b) Pantheon will use only the then current version of any written or electronic material relating to the Fund, unless approved in advance by Affiliate.

4. The Offering

(a) Pantheon will deliver or cause to be delivered to each Financial Intermediary and potential Investor, prior to the time of any purchase of Shares, a copy of the Prospectus. Pantheon shall not make any representations (whether written or oral) concerning the Fund, AMGD or its affiliates, other than those representations contained in the Prospectus or in any promotional materials or sales literature furnished to Pantheon by AMGD.

(b) For all sales of Fund Shares in connection with this Agreement, Pantheon will conduct all such sales in accordance with all applicable laws and the Fund’s and Pantheon’s policies and procedures with respect to the sale of Fund Shares, as in effect from time to time, including without limitation the Fund’s and Pantheon’s policies with respect to anti-money laundering/know your customer rules, suitability determinations, and the qualification of Fund investors.

(c) The parties agree that the Fund’s transfer agent shall be responsible for anti-money laundering/know your customer rule compliance (other than with respect to investors purchasing Shares through certain platforms), suitability determinations, and the qualification of Fund investors, in each case with respect to the sale of Shares in connection with this Agreement. Notwithstanding the foregoing, the parties will cooperate with the transfer agent, and with AMG Funds LLC (the administrator to the Fund) in facilitating the discharge of these obligations.

(d) Each party represents that it has put into place proper procedures that conform to all applicable laws in connection with its obligations under this Agreement. Each party further represents that it will comply with its policies and procedures and all applicable laws in conducting activities and performing its obligations under this Agreement.

(e) Payments for Shares shall be made as specified in the Prospectus.

5. Suspension of Solicitation

AMGD shall have the right, with prior notice to Pantheon, to require that the solicitation by Pantheon of Financial Intermediaries and potential Investors be suspended as promptly as practicable after the receipt of such notice by Pantheon as a result of a determination by AMGD or the Fund, in its reasonable discretion, that a supplement or amendment to any Prospectus is required in order that such Prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6. Notices

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be in writing and deemed to have been given when delivered in person or by email, or posted by certified mail, return receipt requested. Unless otherwise notified in writing, all notices to the AMGD and Pantheon shall be given or sent to the addresses set forth below.

If to AMGD, to:

AMG Distributors, Inc.

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn.:  Legal and Compliance

Email: amgfcco@amg.com

With a copy to:

AMG Funds LLC

680 Washington Boulevard, Suite 500

Stamford, CT 06901

Attn.:  Mark Duggan

Email: mark.duggan@amg.com

If to Pantheon, to:

Pantheon Securities, LLC

11 Times Square, 35th Floor

New York, NY 10036

Attn.:  Kara Zanger

Email: kara.zanger@pantheon.com

Copy to:

Pantheon Ventures (US) LP

11 Times Square, 35th Floor

New York, NY 10036

Attn.:  Kara Zanger

Email: kara.zanger@pantheon.com

7. Term, Termination, Assignment and Amendment

(a) This Agreement shall become effective on the date first set forth above and shall remain in effect for one year from such date and thereafter from year to year provided such continuance is specifically approved at least annually (i) by vote of the Trustees of the Fund and (ii) by vote of a majority of the Trustees of the Fund who are not interested persons (as defined in the 1940 Act) of the Fund and have no direct or indirect financial interest in the operation of this Agreement or any plan adopted by the Fund under Rule 12b-1 under the 1940 Act (the “Qualified Trustees”), cast in person at a meeting called for the purpose of voting on this Agreement.

(b) This Agreement may be terminated at any time, without the payment of any penalty (a) by AMGD or Pantheon by giving sixty (60) days’ written notice to the other party hereto and the Fund (which notice may be waived by the other party and the Fund); or (b) by vote of (i) the Trustees of the Fund, (ii) a majority of the Qualified Trustees of the Fund or (iii) a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, in each case, upon sixty (60) days’ written notice to AMGD and Pantheon (which notice may be waived by AMGD and Pantheon).

(c) This Agreement shall automatically terminate in the event of its assignment (as such term is defined in the 1940 Act and the rules thereunder).

(d) This Agreement may only be amended by a written agreement signed by the parties hereto and, with respect to the Fund, approved in the same manner as provided for the continuance of this Agreement in Section 8(a).

8. Governing Law

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York, without giving effect to the provisions, policies or principles thereof relating to the choice or conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Securities Act, or any rules, orders or interpretations of the SEC or its staff thereunder.

9. Forum for Adjudication of Disputes

Any legal action or proceeding with respect to this Agreement or the services provided hereunder or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors or assigns may be brought and determined only in the state courts of the State of New York or the United States District Court for the District of New York, and each party hereto submits with regard to any action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10. Indemnification

(a) Each of AMGD and Pantheon (each, for purposes hereof, an “Indemnitor”) hereby agrees to, and will, indemnify and hold harmless the other, the other’s affiliates (as such term is used in the 1940 Act), and the respective directors, officers, partners, members, agents and employees of the other and its affiliates (each of the foregoing, an “Indemnitee”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, “Liabilities”), and will reimburse each Indemnitee for all fees and expenses (including the reasonable fees and expenses of counsel) incurred in investigating, preparing, pursuing or defending any claim, action, proceeding or investigation (collectively, “Proceeding”), caused by or arising out of or in connection with (i) any material breach of any representation, warranty, covenant or agreement of the Indemnitor (or any facts or circumstances constituting such breach) contained in this Agreement or (ii) the negligence, fraud or willful misconduct of the Indemnitor, in each case, except to the extent such Liabilities or such fees and expenses are caused by or arise out of or in connection with the Indemnitees’ negligence, fraud, willful misconduct or material breach of this Agreement. For the avoidance of doubt, neither AMGD nor Pantheon shall be considered an “affiliate” of the other for purposes of this Section 10.

(b) An Indemnitee seeking indemnification under this Section 11 will promptly notify the Indemnitor of its receipt of any notice of a Proceeding, provided, that the failure to furnish such notice will not relieve the Indemnitor of any liability under this Section 11 other than to the extent, if any, that the Indemnitor is prejudiced by such failure. The Indemnitor may assume the defense of any Proceeding against the Indemnitee and, if it does so, will employ legal counsel reasonably satisfactory to the Indemnitee. The Indemnitee may also employ separate counsel who may participate in the defense of the Proceeding (but shall not appear as counsel of record) at the Indemnitee’s sole expense; provided, however; that the Indemnitor will bear the expense of such separate counsel (but not more than one such counsel for all Indemnitees) if the Indemnitor fails to assume the defense of the Proceeding or in the event that the Indemnitor’s counsel would have a conflict of interest in representing both parties. No party may, without the written consent of the other parties, settle or compromise any Proceeding, unless the other parties are released unconditionally from all Liabilities arising out of such Proceeding.

(c) If any indemnification provided for under this Section 11 is unavailable or insufficient to hold the Indemnitee harmless, the Indemnitor will contribute to the amount paid or payable by the Indemnitee in respect of any Liability for which such indemnification was sought in such proportion as is appropriate to reflect not only the relative benefits to the Indemnitee on the one hand, and the Indemnitor on the other, in connection with the Offering, but also the relative fault of the parties, as well as any equitable considerations.

11. Confidentiality

Each party hereby agrees to keep confidential any confidential information provided by any other party in connection with this Agreement, and not to use or disclose such information without the prior written consent of such other party.

12. Miscellaneous

(a) No member or any person other than the AMGD and Pantheon is a party to this Agreement or shall be entitled to any right or benefit arising under or in respect of this Agreement; there are no third-party beneficiaries of this Agreement. Without limiting the generality of the foregoing, nothing in this Agreement is intended to, or shall be read to (i) create in any member or person any direct, indirect, derivative or other rights against AMGD or Pantheon, or (ii) create or give rise to any duty or obligation on the part of AMGD or Pantheon (including without limitation any fiduciary duty) to any member or person, all of which rights, benefits, duties and obligations are hereby expressly excluded.

(b) This Agreement sets forth the entire agreement between the parties hereto and replaces and supersedes all other understandings, commitments and agreements relating to the subject matter hereof.

(c) Pantheon shall provide to AMGD all information reasonably requested in order to assist AMGD in providing to the Trustees of the Fund quarterly statements concerning 12b-1 Plan expenditures complying with Rule 12b-1(b)(3)(ii) under the 1940 Act, as it may be amended from time to time.

(d) No waiver of any provision of this Agreement or the performance thereof shall be effective unless in writing signed by the party making such waiver or shall be deemed to be a waiver of any other provision or the performance thereof or of any future performance.

(e) If any provision of this Agreement is determined to be unenforceable the remaining provisions shall remain enforceable to the extent permissible.

(f) This Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement or any related document by facsimile transmission or by email with an attached copy of the executed agreement shall be effective as delivery of a manually signed counterpart of this Agreement or such related document.

(g) The parties hereto expressly agree that each is acting as an independent contractor hereunder and nothing in this Agreement shall be construed as creating a partnership, joint venture, agency or any fiduciary relationship between AMGD and Pantheon. No party has assumed an advisory or fiduciary responsibility under this Agreement in favor of the other party to this Agreement.

(h) The failure of any party to seek redress for violation, or to insist on strict performance, of any covenant or condition of this Agreement shall not prevent a subsequent act which would have constituted a violation from having the effect of an original violation.

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the date first above written.

AMG DISTRIBUTORS, INC.

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: President

PANTHEON SECURITIES, LLC

By:	/s/ Christopher Banks
Name: Christopher Banks
Title: Chief Compliance Officer

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SCHEDULE A

Sub-Distribution Agreement

Fees and Expenses

For the services provided by Pantheon under this Agreement, AMGD will pay Pantheon a commission on any sales of the Fund’s Shares attributable to Pantheon’s services at such rate(s) as may be agreed upon by AMGD and Pantheon from time to time. Pantheon acknowledges that AMGD shall be permitted to retain a commission paid to AMGD on any sales of the Fund’s Shares resulting from distribution activities performed by AMGD at such rate(s) as may be agreed upon by AMGD and Pantheon from time to time.

Invoices issued under this Agreement will be payable within 30 days of receipt.

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